Exhibit (a)(1)(F)

LETTER FROM PRINCIPAL TRUST COMPANY TO PARTICIPANTS IN

THE CASEY’S GENERAL STORES, INC. 401(k) PLAN

July 29, 2010

Dear Plan Participant:

On July 29, 2010, Casey’s General Stores, Inc. (the “Company” or “Casey’s”) commenced an offer to purchase for cash up to $500 million in value of shares of common stock, no par value per share, of the Company (“Shares”), together with the associated rights to purchase Series A Serial Preferred Stock, no par value per share, of the Company issued pursuant to the Rights Agreement dated as of April 16, 2010, between the Company and Computershare Trust Company, N.A., as Rights Agent, at a price not greater than $40.00 nor less than $38.00 per Share, net to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions described in the Offer to Purchase (the “Casey’s Offer”). The Casey’s Offer will expire on August 25, 2010 at 12:00 midnight, New York City time, unless extended by the Company. A copy of each of the Offer to Purchase, the 401(k) Plan Participant Q&A and the 401(k) Plan Participant Instruction Form (the “Instruction Form”) is enclosed with this letter. You are urged to examine the Casey’s Offer carefully.

As you may already know, on June 2, 2010, Alimentation Couche-Tard Inc., a corporation incorporated under the laws of the province of Québec, Canada (“Couche-Tard”), through its wholly owned subsidiary, ACT Acquisition Sub, Inc., commenced an unsolicited tender offer to acquire all outstanding Shares at $36 per Share (the “Couche-Tard Offer”). On July 22, 2010, Couche-Tard increased its offer price under the Couche-Tard Offer to $36.75 per Share.

As a participant in the Casey’s 401(k) Plan (the “KSOP”), you have the right to instruct Principal Trust Company, the trustee of the KSOP (the “Trustee”), as to whether to tender Shares allocated to your KSOP account (“Plan Shares”) into either of, or both of, the Casey’s Offer and the Couche-Tard Offer. You may elect (a) not to tender any of your Plan Shares into either the Casey’s Offer or the Couche-Tard Offer, (b) to tender some or all of your Plan Shares into the Casey’s Offer and tender none of your Plan Shares into the Couche-Tard Offer, (c) to tender some or all of your Plan Shares into the Couche-Tard Offer and tender none of your Plan Shares into the Casey’s Offer or (d) to tender some of your Plan Shares into the Casey’s Offer and some of your Plan Shares into the Couche-Tard Offer.

If, after reading the enclosed materials, you want to tender some or all of your Plan Shares into either of, or both of, the Casey’s Offer and the Couche-Tard Offer, you must follow the instructions contained in this letter and (i) submit your tender instructions via the Internet at https://www.tabulationsplus.com/CASY, (ii) submit your tender instructions by calling (866) 547-4621, (iii) fill out and sign the Instruction Form enclosed and fax it to (212) 645-8046 or (iv) fill out and sign the Instruction Form enclosed and mail it in the enclosed postage-paid pre-addressed envelope to the Independent Plan Tabulator, who is acting as an agent for the Trustee in connection with the Casey’s Offer and the Couche-Tard Offer (the “Trustee’s Agent”). If you wish to submit the Instruction Form by mail but you do not wish to use the enclosed envelope, you may also send your Instruction Form by first-class mail to the Trustee’s Agent at Independent Plan Tabulator, P.O. Box 1997 GPO, New York, NY 10116-1997, or by registered, certified, express or overnight delivery to the Trustee’s Agent at Independent Plan Tabulator, ATTN: William Baumann, 134 West 26th Street, 5th Floor, New York, NY 10001.

None of the Trustee, the Trustee’s Agent, the Company, the Company’s Board of Directors, Computershare Trust Company, N.A., which is acting as the depositary for the Casey’s Offer (the “Depositary”), or MacKenzie Partners, Inc., which is serving as the information agent for the Casey’s Offer (the “Information Agent”), makes any recommendation as to whether you should tender or refrain from tendering your Plan Shares in the Casey’s Offer or as to the price or prices at which you should tender your Plan Shares in the Casey’s Offer. You must make your own decision as to whether to tender your Plan Shares in the Casey’s Offer and, if so, how many Plan Shares to tender and the price or prices at which you may choose to tender your Plan Shares in the Casey’s Offer. If you do elect to tender Plan Shares and such Shares are accepted in the Casey’s Offer or the Couche-Tard Offer, any proceeds received in respect of such Plan Shares will remain in the KSOP and will be invested in the Applicable Principal LifeTime portfolios (subadvised by Principal Global Investors) based on your current age and the definition of normal retirement age under the retirement plan, which is age 62. However, you may elect to redirect the proceeds to any other investment fund under the KSOP that is open for new investments at any time once the proceeds have been allocated to your account under the KSOP.

YOU MUST DIRECT THE TRUSTEE IF YOU WANT TO TENDER YOUR PLAN SHARES. IF YOU DIRECT THE TRUSTEE TO TENDER YOUR PLAN SHARES, YOU MUST INDICATE WHETHER YOU ARE TENDERING (A) YOUR PLAN SHARES ONLY INTO THE CASEY’S OFFER, IN WHICH CASE YOU MUST INDICATE AT WHICH PRICE OR PRICES YOU WANT THE TRUSTEE TO TENDER THEM, (B) YOUR PLAN SHARES ONLY INTO THE COUCHE-TARD OFFER OR (C) SOME OF YOUR SHARES INTO THE CASEY’S OFFER AND SOME OF YOUR SHARES INTO THE COUCHE-TARD OFFER, IN WHICH CASE YOU MUST INDICATE AT WHICH PRICE OR PRICES YOU WANT THE TRUSTEE TO TENDER THE PORTION OF YOUR SHARES THAT YOU ARE TENDERING INTO THE CASEY’S OFFER. THE TRUSTEE WILL TENDER YOUR PLAN SHARES ONLY IF SPECIFICALLY INSTRUCTED TO DO SO.

IF YOU DO NOT RESPOND BY SUBMITTING YOUR TENDER INSTRUCTIONS VIA THE INTERNET, BY TELEPHONE OR BY USING THE ENCLOSED INSTRUCTION FORM, YOU WILL BE DEEMED TO HAVE INSTRUCTED THE TRUSTEE NOT TO TENDER ANY OF YOUR PLAN SHARES INTO THE CASEY’S OFFER, AND YOUR PLAN SHARES WILL REMAIN IN YOUR KSOP ACCOUNT (EXCEPT TO THE EXTENT TENDERED IN THE COUCHE-TARD OFFER).

If you are also a direct shareholder of the Company, you will receive under separate cover another copy (or copies) of the Casey’s Offer documents which can be used to tender your directly held Shares if you choose to do so. Instructions with respect to tendering your directly held Shares will be set forth in those materials. Those Casey’s Offer documents may not be used to direct the Trustee to tender or not to tender the Plan Shares allocable to your individual account under the KSOP.

The Trustee has the sole authority under the KSOP to tender Plan Shares as described herein. However, under the terms of the KSOP, each participant or beneficiary, including you, is designated a “named fiduciary” for purposes of making a decision as to whether to instruct the Trustee to offer the Plan Shares allocated to your account under the KSOP for sale in accordance with the terms of the Casey’s Offer. Because you are designated a “named fiduciary” for tender offer purposes under the KSOP, the Trustee is required to follow your validly delivered instructions, provided they are in accordance with the terms of the KSOP and are not inconsistent with the Trustee’s responsibilities under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). Fiduciaries under ERISA (including persons designated “named fiduciaries”) are required to act prudently, solely in the interests of the plan participants and beneficiaries, and for the exclusive purpose of providing benefits to plan participants and beneficiaries. As a “named fiduciary” you are entitled to instruct the Trustee whether to tender all or a portion of the Plan Shares allocated to your account in the KSOP as of the expiration date of the Casey’s Offer. Unless required by law, the Trustee may not and will not exercise its own discretion as to whether to tender Plan Shares for which no instructions are received.

Please note that the KSOP is prohibited by law from selling Plan Shares to the Company for a price that is less than the prevailing market price of the Company’s common stock. Accordingly, if you elect to tender Plan Shares in the Casey’s Offer at a price that is lower than the closing price of the Company’s common stock on the date the Casey’s Offer expires, the tender price you elect will be deemed to have been increased to the closest tender price that is not less than the closing price of the Company’s common stock on the NASDAQ Global Select Market on the date the Casey’s Offer expires. This adjustment could result in none of your Plan Shares being accepted for purchase by the Company. Similarly, if you elect to maximize the chance of having the Company purchase Plan Shares by instructing the Trustee to tender by writing a percentage on one of the “% at TBD” lines on the Instruction Form (or by providing equivalent instructions via the Internet or by telephone) and the closing price of the Company’s common stock on the NASDAQ Global Select Market on the date the

Casey’s Offer expires is within the range of prices set forth on the Instruction Form, the tender price you elect will be deemed to have been increased to the closest tender price that is not less than the closing price of the Company’s common stock on the NASDAQ Global Select Market on the date the Casey’s Offer expires. If the closing price of the Company’s common stock on the date the Casey’s Offer expires is greater than the maximum price available in the Casey’s Offer, none of the Plan Shares will be tendered and your tender instruction will be deemed to have been withdrawn.

If valid instructions to tender Plan Shares are not received by 5:00 p.m., New York City time, on August 19, 2010, the Plan Shares allocated to your KSOP account will not be tendered unless the Company extends the Casey’s Offer, in which case your instructions must be received by 5:00 p.m., New York City time, on the date that is four (4) business days before the new expiration date. Please note that your instructions as to whether or not to tender will be kept confidential from the Company.

If you have previously submitted tender instructions in either the Casey’s Offer or the Couche-Tard Offer and you wish to change your tender instructions to the Trustee, you must submit new tender instructions via the Internet, by telephone or by submitting a new Instruction Form to the Trustee’s Agent by first-class mail at Independent Plan Tabulator, P.O. Box 1997 GPO, New York, NY 10116-1997, or by registered, certified, express or overnight delivery to Independent Plan Tabulator, ATTN: William Baumann, 134 West 26th Street, 5th Floor, New York, NY 10001 or by fax at (212) 645-8046. Submitting a new valid Instruction Form or new valid Internet or telephonic tender instructions will automatically revoke any previous tender instructions you provided to the Trustee with respect to the Casey’s Offer and the Couche-Tard Offer. In the new Instruction Form or Internet or telephonic tender instructions, you may instruct the Trustee as follows: (i) to NOT tender any of your Plan Shares into the Casey’s Offer or the Couche-Tard Offer, (ii) to only tender specified percentages of your Plan Shares into the Casey’s Offer at specified purchase prices, (iii) to only tender a specified percentage of your Plan Shares into the Couche-Tard Offer or (iv) to split your tender of Plan Shares between the Casey’s Offer and the Couche-Tard Offer by percentage, in which case you may further split your tender of Plan Shares into the Casey’s Offer by designating that specified percentages of your Plan Shares are tendered into the Casey’s Offer at specified purchase prices. Whether you instruct the Trustee through a new Instruction Form or new tender instructions via the Internet or by telephone, your instructions must be received no later than 5:00 p.m., New York City time, on August 19, 2010, unless the Casey’s Offer is extended. If the Casey’s Offer is extended and you wish to change your tender instructions to the Trustee, you must ensure that the Trustee’s Agent receives your new Instruction Form or new tender instructions via the Internet or by telephone by 5:00 p.m., New York City time, on the date that is four (4) business days before the new expiration date.

If you wish to withdraw your tender instructions with respect to the Casey’s Offer and/or the Couche-Tard Offer, you must submit a new valid Instruction Form or new valid tender instructions via the Internet or by telephone and elect to NOT tender any of your Plan Shares into the Casey’s Offer or the Couche-Tard Offer. If you wish to withdraw tender instructions for ANY Plan Shares, you must withdraw the tender instructions for ALL Plan Shares that have been tendered into the Casey’s Offer or the Couche-Tard Offer. You may instruct the Trustee to re-tender any or all of these Plan Shares into the Casey’s Offer and/or the Couche-Tard Offer by submitting a new valid Instruction Form by mail or submitting new valid tender instructions via the Internet or by telephone.

If you, in error, instruct the Trustee to tender greater than 100% of your Plan Shares, such instructions will be not be valid and NONE of your Plan Shares will be tendered into the Casey’s Offer or the Couche-Tard Offer.

The following information regarding a “Restricted Period” is provided on behalf of Casey’s General Stores, Inc. as plan administrator of the KSOP.

IMPORTANT INFORMATION CONCERNING KSOP PLAN RESTRICTED PERIOD

If you choose to instruct the Trustee to tender your Plan Shares in the Casey’s Offer, this notice is to inform you that certain transactions involving the Plan Shares that you elect to tender into the Casey’s Offer, including all withdrawals, distributions and transfers, will be prohibited until the earlier of such time as: (i) you revoke your tender instructions in writing, (ii) the Casey’s Offer is terminated and all Plan Shares tendered into the Casey’s Offer are returned to the Trustee or (iii) the Casey’s Offer is consummated and the Plan Shares tendered into the Casey’s Offer are purchased by the Company. In the event that the Casey’s Offer is extended, the restrictions on transactions involving the KSOP will continue until the consummation or expiration of the Casey’s Offer, as extended. You can call MacKenzie Partners, Inc., the Information Agent for the Casey’s Offer, toll-free, at (800) 322-2885 or, collect, at (212) 929-5500 or The Principal Retirement Service Center, toll-free, at 1-800-547-7754 to obtain updated information on expiration dates, deadlines and KSOP restrictions.

As set forth in greater detail below, you will be temporarily unable to conduct certain KSOP transactions involving Plan Shares in your KSOP account that you have instructed the Trustee to tender in the Casey’s Offer. The period during which you cannot conduct these KSOP transactions is called a “Restricted Period.” During the Restricted Period, you will be unable to direct investments or distributions or otherwise transfer amounts out of the portion of your KSOP account invested in Plan Shares that you have instructed the Trustee to tender in the Casey’s Offer. Whether or not you are planning retirement in the near future, you should carefully consider how this Restricted Period may affect your retirement planning, as well as your overall financial plan.

The Restricted Period will begin with respect to Plan Shares that you have instructed the Trustee to tender in the Casey’s Offer on the business day immediately following the date the Trustee’s Agent receives such instructions. The Plan Shares for which instructions to tender into the Casey’s Offer are received will be separated from other Plan Shares and given a restricted status. If you revoke any instructions you provided to tender your Plan Shares into the Casey’s Offer and you do not provide new instructions to tender all or a portion of your Plan Shares into the Casey’s Offer, the Restricted Period will no longer apply to such Plan Shares as of the business day following the business day on which the Trustee’s Agent receives your Instruction Form revoking your such tender instructions. If Casey’s accepts your Plan Shares tendered into the Casey’s Offer, all consideration paid by Casey’s will be allocated to your KSOP account as soon as practicable after the proceeds are received from Casey’s and the Restricted Period will no longer apply to the Plan Shares tendered into the Casey’s Offer as of the business day following the business day on which the proceeds are allocated. If Casey’s does not accept your Plan Shares tendered into the Casey’s Offer, the Plan Shares that you have instructed the Trustee to tender into the Casey’s Offer will be returned to your KSOP account and the Restricted Period will no longer apply as of the business day following the business day on which the Plan Shares tendered into the Casey’s Offer are returned to your KSOP account.

During the Restricted Period, you will be unable to obtain withdrawals or distributions from, or direct or diversify the investment of, the portion of your KSOP account invested in Plan Shares that you have instructed the Trustee to tender in the Casey’s Offer. For this reason, it is very important that you review and consider the appropriateness of your current investments and KSOP elections in light of your inability to obtain withdrawals or distributions or to direct or diversify your investment in the portion of your KSOP account invested in Plan Shares that you have instructed the Trustee to tender in the Casey’s Offer during the Restricted Period. For your long-term retirement security, you should give careful consideration to the importance of a well-balanced and diversified investment portfolio, taking into account all your assets, income and investments. You should be aware that there is a risk to holding substantial portions of your assets in the securities of any one company, as individual securities — including Casey’s common stock — tend to have wider price swings, up and down, in short periods of time, than investments in diversified funds. Stocks that have wide price swings might have a large loss during the Restricted Period, and you will not be able to direct the sale of such stocks from your account during the Restricted Period.

Federal law generally requires that you be furnished notice when it is expected that you will be unable to direct or diversify assets credited to, or direct transactions in, your KSOP account for a period of more than three consecutive business days. The notice is generally required to be sent to you at least 30 days in advance of the last date on which you could exercise your affected rights immediately before the commencement of such period. The purpose of the notice is to provide you with sufficient time to consider the effect of the Restricted Period on your retirement and financial plans. However, given that the Company announced the Casey’s Offer on July 28, 2010, we have provided this notice to you as soon as reasonably possible under the circumstances.

If you have any questions concerning the Restricted Period, you should contact MacKenzie Partners, Inc., the Information Agent for the Casey’s Offer, toll-free, at (800) 322-2885 or, collect, at (212) 929-5500 or The Principal Retirement Service Center, toll-free, at 1-800-547-7754.

For any Plan Shares that are tendered in the Casey’s Offer or the Couche-Tard Offer and purchased by the Company, the Company will pay cash to the KSOP. INDIVIDUAL PARTICIPANTS IN THE KSOP WILL NOT, HOWEVER, RECEIVE ANY CASH TENDER PROCEEDS DIRECTLY. ALL SUCH PROCEEDS WILL REMAIN IN THE KSOP AND MAY BE WITHDRAWN ONLY IN ACCORDANCE WITH THE TERMS OF THE KSOP.

If you require additional information concerning the terms and conditions of the Casey’s Offer, how the Casey’s Offer relates to your individual account under the KSOP or how to tender your Plan Shares, please contact MacKenzie Partners, Inc., the Information Agent for the Casey’s Offer, toll-free, at (800) 322-2885 or, collect, at (212) 929-5500.

Principal Trust Company

QUESTIONS AND ANSWERS WITH RESPECT TO

TENDER RIGHTS OF PARTICIPANTS IN

THE CASEY’S GENERAL STORES, INC. 401(k) PLAN

DESCRIPTION OF THE OFFER

1.	What is the Casey’s Offer?

On July 29, 2010, Casey’s General Stores, Inc. (“Casey’s” or the “Company”) commenced an offer to purchase up to $500 million in value of shares of common stock, no par value per share, of the Company (the “Shares”), together with the associated rights to purchase Series A Serial Preferred Stock, no par value per share, of the Company issued pursuant to the Rights Agreement dated as of April 16, 2010, between the Company and Computershare Trust Company, N.A., as Rights Agent, at a price not greater than $40.00 nor less than $38.00 per Share, net to the seller in cash less any applicable withholding taxes and without interest, upon the terms and subject to the conditions described in the Offer to Purchase (the “Casey’s Offer”). The Casey’s Offer will be open from July 29, 2010 until it expires at 12:00 midnight, New York City time, on August 25, 2010, unless it is extended by Casey’s. Any extension of the Casey’s Offer will be made in accordance with the procedures described in the Offer to Purchase.

At the maximum price of $40.00 per Share, the Company could purchase 12,500,000 Shares if the Casey’s Offer is fully subscribed, which would represent approximately 24.5% of the Company’s issued and outstanding common stock as of July 23, 2010. At the minimum price of $38.00 per Share, the Company could purchase 13,157,894 Shares if the Casey’s Offer is fully subscribed, which would represent approximately 25.8% of the Company’s issued and outstanding common stock as of July 23, 2010.

As you may already know, on June 2, 2010, Alimentation Couche-Tard Inc., a corporation incorporated under the laws of the province of Québec, Canada (“Couche-Tard”), through its wholly owned subsidiary, ACT Acquisition Sub, Inc., commenced an unsolicited tender offer to acquire all outstanding Shares at $36 per Share (the “Couche-Tard Offer”). On July 22, 2010, Couche-Tard increased its offer price under the Couche-Tard Offer to $36.75 per Share.

Participants in the Casey’s 401(k) Plan (the “KSOP”) who have Shares allocated to their KSOP accounts (such Shares are referred to in this Q&A as “Plan Shares”) may tender (i.e., offer to sell) these Plan Shares into either of, or both of, the Casey’s Offer and the Couche-Tard Offer. Participants may elect (a) not to tender any of their Plan Shares into either the Casey’s Offer or the Couche-Tard Offer, (b) to tender some or all of their Plan Shares into the Casey’s Offer and tender none of their Plan Shares into the Couche-Tard Offer, (c) to tender some or all of their Plan Shares into the Couche-Tard Offer and tender none of their Plan Shares into the Casey’s Offer or (d) to tender some of their Plan Shares into the Casey’s Offer and some of their Plan Shares into the Couche-Tard Offer. You may make your tender elections by (i) submitting your tender instructions via the Internet at https://www.tabulationsplus.com/CASY, (ii) submitting your tender instructions by calling (866) 547-4621, (iii) filling out and signing the Instruction Form enclosed and faxing it to (212) 645-8046 or (iv) filling out and signing the Instruction Form enclosed, and mailing the form in the enclosed postage-paid pre-addressed envelope to Independent Plan Tabulator, who is acting as an agent for the Trustee in connection with the Casey’s Offer (the “Trustee’s Agent”). If you do not wish to use the enclosed envelope, you may also send your Instruction Form by first-class mail to the Trustee’s Agent at Independent Plan Tabulator, P.O. Box 1997 GPO, New York, NY 10116-1997, or by registered, certified, express or overnight delivery to the Trustee’s Agent at Independent Plan Tabulator, ATTN: William Baumann, 134 West 26th Street, 5th Floor, New York, NY 10001. YOU SHOULD SUBMIT YOUR COMPLETED INSTRUCTION FORM TO THE TRUSTEE’S AGENT OR SUBMIT YOUR TENDER INSTRUCTIONS VIA THE INTERNET OR BY TELEPHONE IN AMPLE TIME TO ENSURE THAT YOUR INSTRUCTIONS ARE RECEIVED NO LATER THAN 5:00 P.M., NEW YORK CITY TIME, ON AUGUST 19, 2010, OR, IF THE CASEY’S OFFER IS EXTENDED, BY 5:00 P.M., NEW YORK CITY TIME, ON THE DATE THAT IS FOUR (4) BUSINESS DAYS BEFORE THE NEW EXPIRATION DATE.

After the Casey’s Offer expires, Casey’s will look at the prices chosen by shareholders for all Shares properly tendered and not withdrawn. Casey’s will then select the lowest purchase price (in multiples of $0.25) within the price range specified above that will allow Casey’s to purchase up to $500 million in value of Shares, or a lesser amount depending on the number of Shares properly tendered and not withdrawn. All Shares that Casey’s acquires in the Casey’s Offer will be acquired at the same purchase price regardless of whether a shareholder tendered at a lower price. Casey’s will purchase only Shares tendered at prices at or below the purchase price it determines. However, because of the odd-lot priority, proration and conditional tender provisions described in the Offer to Purchase, Casey’s may not purchase all of the Shares tendered at or below the purchase price if, based on the purchase price it determines, more than $500 million in value of Shares are properly tendered and not withdrawn. Shares tendered but not purchased in the Casey’s Offer will be returned to the tendering shareholders at Casey’s expense promptly after the expiration of the Casey’s Offer. See Section 3 of the Offer to Purchase.

Upon the terms and subject to the conditions of the Casey’s Offer, if more than $500 million in value of Shares are properly tendered and not withdrawn, Casey’s will purchase properly tendered Shares on the basis set forth below:

•

first, from all holders of “odd lots” of less than 100 Shares who properly tender all of their Shares at or below the purchase price selected by Casey’s (Plan Shares will not qualify for this “odd lot” preference);

•

second, from all shareholders who properly tender Shares at or below the purchase price selected by Casey’s, on a pro rata basis (except for shareholders who tendered Shares conditionally for which the condition was not satisfied); and

•

third, only if necessary to permit Casey’s to purchase up to $500 million in value of Shares in the Casey’s Offer, from holders who have properly tendered Shares at or below the purchase price conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. Participants in the KSOP may not tender their Plan Shares conditionally, because the KSOP will aggregate all of the Plan Shares in a single tender submission.

See Section 1 of the Offer to Purchase for a description of the “odd lot” preference and Section 6 of the Offer to Purchase for a description of the conditional tender alternative.

The terms and conditions of the Casey’s Offer are fully described in the enclosed Offer to Purchase. PLEASE READ THE OFFER TO PURCHASE CAREFULLY.

2.	What are my rights under the Casey’s Offer?

The KSOP records indicate that Plan Shares are allocated to your account. You may tender none, some, or all of these Shares in the Casey’s Offer. Because the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), requires that all plan assets in most circumstances be held in trust, all of these Plan Shares are registered in the name of Principal Trust Company (the “Trustee”). Consequently, the Trustee will actually tender your Plan Shares by aggregating all KSOP participant instructions and completing the required letter of transmittal for all KSOP participants, but only in accordance with your instructions as well as those of the other KSOP participants.

YOU MUST DIRECT THE TRUSTEE IF YOU WANT TO TENDER YOUR PLAN SHARES. IF YOU DIRECT THE TRUSTEE TO TENDER YOUR PLAN SHARES, YOU MUST INDICATE WHETHER YOU ARE TENDERING (A) YOUR PLAN SHARES ONLY INTO THE CASEY’S OFFER, IN WHICH CASE YOU MUST INDICATE AT WHICH PRICE OR PRICES YOU WANT THE TRUSTEE TO TENDER THEM, (B) YOUR PLAN SHARES ONLY INTO THE COUCHE-TARD OFFER OR (C) SOME OF YOUR PLAN SHARES INTO THE CASEY’S OFFER AND SOME OF

YOUR PLAN SHARES INTO THE COUCHE-TARD OFFER, IN WHICH CASE YOU MUST INDICATE AT WHICH PRICE OR PRICES YOU WANT THE TRUSTEE TO TENDER THE PORTION OF YOUR PLAN SHARES THAT YOU ARE TENDERING INTO THE CASEY’S OFFER. THE TRUSTEE WILL TENDER YOUR PLAN SHARES ONLY IF SPECIFICALLY INSTRUCTED TO DO SO. IF YOU DO NOT RESPOND EITHER BY USING THE ENCLOSED INSTRUCTION FORM OR BY SUBMITTING YOUR TENDER INSTRUCTIONS VIA THE INTERNET OR BY TELEPHONE, YOU WILL BE DEEMED TO HAVE INSTRUCTED THE TRUSTEE NOT TO TENDER ANY OF YOUR PLAN SHARES INTO THE CASEY’S OFFER, AND YOUR PLAN SHARES WILL REMAIN IN YOUR KSOP ACCOUNT (EXCEPT TO THE EXTENT TENDERED IN THE COUCHE-TARD OFFER).

The Trustee’s Agent is acting on behalf of the Trustee in connection with the Casey’s Offer.

Plan Shares will not qualify for the “odd lot” preference described above and may not be conditionally tendered. See Section 1 of the Offer to Purchase for a description of the “odd lot” preference and Section 6 of the Offer to Purchase for a description of the conditional tender alternative.

3.	Which documents did I receive in the Casey’s Offer materials and what is the purpose of each document?

The following materials are enclosed in this mailing:

(a)	Letter from Principal Trust Company. This letter gives you details for participating in the Casey’s Offer with respect to the Plan Shares in your KSOP account.

(b)	Offer to Purchase, dated July 29, 2010. This document describes all of the terms and conditions of the Casey’s Offer. PLEASE READ THIS DOCUMENT CAREFULLY.

(c)	Instruction Form. YOU MUST EITHER COMPLETE, SIGN AND MAIL OR FAX THIS DOCUMENT TO THE TRUSTEE’S AGENT OR FOLLOW THE INTERNET OR TELEPHONIC INSTRUCTIONS DESCRIBED BELOW IF YOU WISH TO DIRECT THE TRUSTEE TO TENDER SOME OR ALL OF YOUR PLAN SHARES IN THE CASEY’S OFFER OR TO WITHDRAW ANY TENDER INSTRUCTIONS YOU HAVE PREVIOUSLY PROVIDED IN THE CASEY’S OFFER OR THE COUCHE-TARD OFFER. YOU MAY MAIL THIS DOCUMENT IN THE ENCLOSED POSTAGE-PAID PRE-ADDRESSED ENVELOPE. IF YOU DO NOT WISH TO USE THE ENCLOSED ENVELOPE, YOU MAY ALSO SEND YOUR INSTRUCTION FORM BY FIRST-CLASS MAIL TO THE TRUSTEE’S AGENT AT INDEPENDENT PLAN TABULATOR, P.O. BOX 1997 GPO, NEW YORK, NY 10116-1997, OR BY REGISTERED, CERTIFIED, EXPRESS OR OVERNIGHT DELIVERY TO THE TRUSTEE’S AGENT AT INDEPENDENT PLAN TABULATOR, ATTN: WILLIAM BAUMANN, 134 WEST 26TH STREET, 5TH FLOOR, NEW YORK, NY 10001. YOU MAY ALSO FAX THE INSTRUCTION FORM TO (212) 645-8046. IF YOU FAIL TO COMPLETE, SIGN OR TIMELY MAIL OR FAX THE INSTRUCTION FORM OR FAIL TO TIMELY SUBMIT YOUR TENDER INSTRUCTIONS VIA THE INTERNET OR BY TELEPHONE SO THAT THE TRUSTEE’S AGENT RECEIVES YOUR INSTRUCTIONS BY 5:00 P.M., NEW YORK CITY TIME, ON AUGUST 19, 2010, YOU WILL BE DEEMED TO HAVE INSTRUCTED THE TRUSTEE NOT TO OFFER ANY OF YOUR PLAN SHARES FOR SALE UNDER THE CASEY’S OFFER.

(d)

Reply Envelope. A postage-paid pre-addressed envelope is provided for your convenience. If you decide to tender some or all of your Plan Shares and submit your instructions in writing by mail, you may use this envelope to mail the completed Instruction Form to the Trustee’s Agent. If you do not wish to use the enclosed envelope, you may also send your Instruction Form by first-class mail to the Trustee’s Agent at Independent Plan Tabulator, P.O. Box 1997 GPO, New York, NY 10116-1997, or by registered, certified, express or overnight delivery to the Trustee’s Agent at Independent Plan Tabulator, ATTN: William Baumann, 134 West 26th Street, 5th Floor, New York, NY 10001. You should mail the Instruction Form in ample time to ensure that the Trustee’s Agent receives your instructions by 5:00 p.m., New York City time, on August 19, 2010, unless the Casey’s Offer is extended, in which case such notice must be received by no later than 5:00 p.m., New York City time, on the date that is four (4) business days before the new expiration date.

4.	How do I direct the KSOP Trustee?

The only ways to instruct the Trustee to tender your Plan Shares (or to withdraw any previously submitted instructions to tender your Plan Shares into the Casey’s Offer or the Couche-Tard Offer) are by (i) submitting your tender instructions via the Internet, (ii) submitting your tender instructions by telephone or (iii) completing the Instruction Form as described, signing it and returning it to the Trustee’s Agent.

To submit your tender instructions via the Internet, please go to https://www.tabulationsplus.com/CASY and follow the on-screen prompts. You will need the information on your Instruction Form to access the Internet site for submitting your tender instructions.

To submit your tender instructions by telephone, please call (866) 547-4621 and follow the instructions provided on the call. You will need the information on your Instruction Form to submit your tender instructions by telephone.

If you choose to mail your Instruction Form to the Trustee’s Agent, you may do this by using the postage-paid pre-addressed envelope provided for this purpose. Alternatively, you may send your Instruction Form by first-class mail or by registered, certified, express or overnight delivery to the Trustee’s Agent or by fax to (212) 645-8045.

THE TRUSTEE’S AGENT MUST RECEIVE YOUR INTERNET OR TELEPHONIC INSTRUCTIONS OR YOUR INSTRUCTION FORM BEFORE 5:00 P.M., NEW YORK CITY TIME, ON AUGUST 19, 2010 (UNLESS THE OFFER IS EXTENDED, IN WHICH CASE SUCH INTERNET OR TELEPHONIC INSTRUCTIONS OR INSTRUCTION FORM MUST BE RECEIVED BY NO LATER THAN 5:00 P.M., NEW YORK CITY TIME, ON THE DATE THAT IS FOUR (4) BUSINESS DAYS BEFORE THE NEW EXPIRATION DATE). IF YOU SEND THE TRUSTEE’S AGENT THE INSTRUCTION FORM, YOU MUST SIGN AND COMPLETE THE INSTRUCTION FORM FOR YOUR TENDER OR WITHDRAWAL INSTRUCTION TO BE VALID.

TO VALIDLY DIRECT THE TRUSTEE TO TENDER PLAN SHARES INTO THE CASEY’S OFFER (OR TO WITHDRAW ANY PREVIOUSLY SUBMITTED INSTRUCTIONS TO TENDER INTO THE CASEY’S OFFER OR THE COUCHE-TARD OFFER) ON YOUR BEHALF YOU MUST:

(a)	Instructions. Read carefully and follow exactly the instructions in (i) the Letter from Principal Trust Company and (ii) the Instruction Form. These documents will tell you how to direct the Trustee regarding your Plan Shares.

(b)	Tender Instructions. Complete the enclosed Instruction Form if you are submitting written tender or withdrawal instructions or provide the information requested by the on-screen or telephonic prompts if you are submitting tender or withdrawal instructions via the Internet or by telephone.

(c)	Offer. Designate on the Instruction Form or in response to the on-screen or telephonic prompts whether you are (a) tendering none of your Plan Shares, (b) tendering some or all of your Plan Shares only into the Casey’s Offer, (c) tendering some or all of your Plan Shares only into the Couche-Tard Offer or (d) tendering some of your Plan Shares into the Casey’s Offer and some of your Plan Shares into the Couche-Tard Offer.

(d)

Shares. Designate on the Instruction Form or in response to the on-screen or telephonic prompts the percentage of your Plan Shares you wish to be tendered into the Casey’s Offer and/or the Couche-Tard Offer. Each percentage must be a whole number and the percentage tendered must not aggregate to more than 100% or none of your Plan Shares will be tendered. You may obtain information about the number of Shares allocated to your account by calling The Principal Retirement Service Center at www.principal.com or by calling 1-800-547-7754 for assistance. If you are instructing the Trustee to withdraw Plan Shares you previously tendered in the Casey’s Offer or the Couche-Tard Offer , make such designation on the Instruction Form or by following the on-screen or telephonic prompts.

(e)	Price. If you are tendering any of your Plan Shares into the Casey’s Offer, designate on the Instruction Form or in response to the on-screen or telephonic prompts the price or prices at which you are willing to tender such Plan Shares. In the alternative, you may maximize the chance of Casey’s purchasing the Plan Shares you tender by electing to accept whatever price Casey’s determines as the Casey’s Offer purchase price pursuant to the Casey’s Offer terms and conditions. Please note that the latter action may result in your receiving a price as low as $38.00 per Share.

(f)	Signature. If you submit an Instruction Form, you must SIGN the Instruction Form to complete your instruction. Unless you sign the Instruction Form, your direction cannot be honored, and the Instruction Form will be ineffective even if it is timely received by the Trustee’s Agent. If you submit instructions via the Internet or by telephone, you must enter your identification number from the Instruction Form.

(g)	Mailing. If you elect to use and mail the Instruction Form to submit tender or withdrawal instructions, we have enclosed a postage-paid pre-addressed return envelope with your tender materials. You may use this postage-paid pre-addressed envelope to return your completed Instruction Form if you choose to instruct the Trustee to tender or withdraw your Plan Shares by mail. If you do not wish to use the enclosed envelope, you may also send your Instruction Form by first-class mail to the Trustee’s Agent at Independent Plan Tabulator, P.O. Box 1997 GPO, New York, NY 10116-1997, or by registered, certified, express or overnight delivery to the Trustee’s Agent at Independent Plan Tabulator, ATTN: William Baumann, 134 West 26th Street, 5th Floor, New York, NY 10001.

(h)	Fax. You may fax your completed and signed Instruction Form to (212) 645-8046.

(i)	Internet/Telephone Submission. If you elect to submit your tender or withdrawal instructions via the Internet or by telephone, you should follow the on-screen or telephonic instructions for submission after providing all of the requested information.

Please be precise in providing your instruction and please act PROMPTLY.

IF YOU DO NOT WISH TO TENDER ANY PLAN SHARES, TAKE NO ACTION.

5.	How do I send instructions to the Trustee?

The most efficient and reliable means to submit your tender or withdrawal instructions to the Trustee is via the Internet at https://www.tabulationsplus.com/CASY. You may also provide tender or withdrawal instructions by calling (866) 547-4621. If you elect to mail your Instruction Form, please return your Instruction Form PROMPTLY, recognizing the slow delivery time inherent in the U.S. mail. You may mail your Instruction Form to the Trustee’s Agent in the postage-paid pre-addressed reply envelope that has been provided for this purpose. Alternatively, you may send your Instruction Form by first-class mail at Independent Plan Tabulator, P.O. Box 1997 GPO, New York, NY 10116-1997, or by registered, certified, express or overnight delivery at Independent Plan Tabulator, ATTN: William Baumann, 134 West 26th Street, 5th Floor, New York, NY 10001. You may also submit your Instruction Form by fax to (212) 645-8046. DO NOT DELIVER YOUR INSTRUCTIONS TO YOUR HUMAN RESOURCES DEPARTMENT OR TO YOUR BENEFITS ADMINISTRATOR.

6.	Must I provide directions to the Trustee?

You must respond ONLY IF you wish the Trustee to tender any of your Plan Shares. IF YOU DO NOT WISH TO TENDER ANY OF YOUR PLAN SHARES, DO NOTHING. If you do nothing, you will be deemed to have instructed the Trustee not to tender any of the Plan Shares held for your benefit. A failure to respond to the Casey’s Offer will be deemed as an instruction not to tender your Plan Shares.

7.	How many Plan Shares may I tender and how do I learn the number of Plan Shares held for my benefit in the KSOP?

You may tender a percentage (up to 100%) of the Plan Shares allocated to your KSOP account as of the expiration date of the Casey’s Offer, currently scheduled to occur on August 25, 2010 (unless it is extended). Each percentage you write in on the Instruction Form must be a whole number. You may obtain information about the number of Plan Shares allocated to your KSOP account by contacting The Principal Retirement Service Center at www.principal.com or by calling 1-800-547-7754 for assistance.

IF YOU WISH TO TENDER PORTIONS OF YOUR PLAN SHARES IN THE CASEY’S OFFER AT DIFFERENT PRICES, YOU MUST IDENTIFY THE PERCENTAGE OF YOUR PLAN SHARES YOU WISH TO TENDER AT EACH SPECIFIC PRICE AT WHICH YOU WISH TO INSTRUCT THE TRUSTEE TO TENDER YOUR PLAN SHARES. EACH PERCENTAGE MUST BE A WHOLE NUMBER.

8.	Why must I direct the tender of Plan Shares allocated to my KSOP account by percentage, rather than designating a set number of Plan Shares?

A percentage designation allows the Trustee to take into account transactions involving Plan Shares that might be effected after you complete and send your Instruction Form to the Trustee’s Agent, such as additional contributions to investment funds under the KSOP that are open for new investments, exchanges or distributions of Shares. The percentage designation allows the Trustee to tender your Plan Shares based on the actual number of Shares in your KSOP account as of the date of such tender.

9.	What if I have Shares in my KSOP account AND hold Shares outside of the KSOP?

If you have Shares in the KSOP and also own other Shares (either in your possession or held by a bank or brokerage firm, or otherwise) outside of the KSOP, you will receive two or more sets of Casey’s Offer materials. You should be careful to follow the different instructions that apply to tendering each kind of Shares.

10.	Who will know whether I tendered my Plan Shares?

Your directions to the Trustee will be kept CONFIDENTIAL. No Casey’s employee, officer or director will learn of your instruction unless such disclosure is required by law.

11.	Can I change my mind and direct the Trustee to withdraw Plan Shares that I previously directed the Trustee to tender in the Casey’s Offer?

Yes, but only as follows:

(a)	You must submit a valid new Instruction Form or valid new tender instructions via the Internet or by telephone, as described herein. Submitting your new valid Instruction Form or new valid tender instructions automatically revokes any previous tender instructions you have provided to the Trustee with respect to the Casey’s Offer and the Couche-Tard Offer; and

(b)	Whether you instruct the Trustee through a new Instruction Form or new tender instructions via the Internet or by telephone, your instructions must be received no later than 5:00 p.m., New York City time, on August 19, 2010, unless the Casey’s Offer is extended. If the Casey’s Offer is extended and you wish to change your tender instructions, you must ensure that the Trustee’s Agent receives your new Instruction Form or new tender instructions via the Internet or by telephone by 5:00 p.m., New York City time, on the date that is four (4) business days before the new expiration date.

If you wish to withdraw any tender instructions for Plan Shares, you must withdraw the tender instructions for all Plan Shares that have been submitted into the Casey’s Offer and/or the Couche-Tard Offer by submitting a new valid Instruction Form or new valid tender instructions via the Internet or by telephone and electing NOT to tender any of your Plan Shares into the Casey’s Offer or the Couche-Tard Offer. You may instruct the Trustee to re-tender any or all of these Plan Shares into the Casey’s Offer and/or the Couche-Tard Offer by submitting a new Instruction Form or submitting new tender instructions via the Internet or by telephone.

See Q&A #13 and #14 below for information regarding withdrawing Plan Shares previously tendered into the Couche-Tard Offer.

12.	Can I direct the Trustee to re-tender my Plan Shares if I have withdrawn my tender?

Yes. If you have previously withdrawn instructions to tender your Plan Shares in the Casey’s Offer and/or the Couche-Tard Offer and you wish to submit new tender instructions to the Trustee, you may submit new tender instructions via the Internet or by telephone or by submitting a new Instruction Form to the Trustee’s Agent by first-class mail to Independent Plan Tabulator, P.O. Box 1997 GPO, New York, NY 10116-1997, or by registered, certified, express or overnight delivery to Independent Plan Tabulator, ATTN: William Baumann, 134 West 26th Street, 5th Floor, New York, NY 10001 or by fax to (212) 645-8046. Whether you instruct the Trustee through a new Instruction Form or new tender instructions via the Internet or by telephone, your instructions must be received no later than 5:00 p.m., New York City time, on August 19, 2010, unless the Casey’s Offer is extended. If the Casey’s Offer is extended and you wish to provide new tender instructions to the Trustee, you must ensure that the Trustee’s Agent receives your new Instruction Form or new tender instructions via the Internet or by telephone by 5:00 p.m., New York City time, on the date that is four (4) business days before the new expiration date. You may request additional copies of the Instruction Form by calling MacKenzie Partners, Inc., the Information Agent for the Casey’s Offer, toll-free at (800) 322-2885 or, collect, at (212) 929-5500.

13.	Can I change my mind and direct the Trustee to tender a different percentage of the Plan Shares than that in my previously delivered instructions?

Yes, you can change your instructions with respect to the percentage of Plan Shares that you wish to tender by submitting a new Instruction Form or new tender instructions via the Internet or by telephone. Valid tender instructions with respect to the Casey’s Offer or the Couche-Tard Offer received by the Trustee’s Agent at a subsequent date will revoke your prior instructions regarding the Casey’s Offer or the Couche-Tard Offer.

14.	WHAT IF I ALREADY INSTRUCTED THE TRUSTEE TO TENDER MY SHARES INTO COUCHE-TARD’S UNSOLICITED TENDER OFFER?

If you have previously instructed the Trustee to tender your Plan Shares into the Couche-Tard Offer, and you do not wish to change these instructions, then no action is necessary. Your original instructions will continue to be effective.

If you have previously submitted instructions to tender your Plan Shares into the Couche-Tard Offer and you wish to change your tender instructions, you must submit new valid tender instructions via the Internet or by telephone or by submitting a new valid Instruction Form to the Trustee’s Agent by first-class mail to Independent Plan Tabulator, P.O. Box 1997 GPO, New York, NY 10116-1997, or by registered, certified, express or overnight delivery to Independent Plan Tabulator, ATTN: William Baumann, 134 West 26th Street, 5th Floor, New York, NY 10001 or by fax to (212) 645-8046. Submitting your new valid Instruction Form or valid new tender instructions will automatically revoke any previous tender instructions to the Trustee with respect to the Couche-Tard Offer and the Casey’s Offer. You may instruct the Trustee to re-tender any or all of your Plan Shares into the Casey’s Offer or the Couche-Tard Offer by submitting a new valid Instruction Form by mail or fax or submitting new valid tender instructions via the Internet or by telephone. Whether you instruct the Trustee through a new Instruction Form or new tender instructions via the Internet or by telephone, your instructions to re-tender your Plan Shares into the Casey’s Offer must be received no later than 5:00 p.m., New York City time, on August 19, 2010, unless the Casey’s Offer is extended. If the Casey’s Offer is extended and you wish to change your tender instructions to the Trustee, you must ensure that the Trustee’s Agent receives your new Instruction Form or new tender instructions via the Internet or by telephone by 5:00 p.m., New York City time, on the date that is four (4) business days before the new expiration date.

Information about the Couche-Tard Offer has been previously sent to you. In addition, certain information about the Couche-Tard Offer has been described in the Offer to Purchase.

15.	Will I still be entitled to receive the dividend to be paid on August 16, 2010 on the Plan Shares that I tender?

Yes. Plan Shares that are sold to Casey’s pursuant to the Casey’s Offer will be entitled to receive the dividend that is scheduled to be paid on August 16, 2010. The dividend will be distributed or invested in accordance with the distribution election you have on file with the Trustee. If you have elected to receive dividends on your Plan Shares in cash, the cash in respect of the August 16, 2010 dividend will be allocated to your KSOP account on August 16, 2010. If you have elected to have your dividends invested in additional Shares, the additional Shares purchased with the August 16, 2010 dividend will be allocated to your KSOP account on August 16, 2010.

16.	Will Casey’s purchase all Plan Shares that I direct the Trustee to tender in the Casey’s Offer?

The answer to this question depends on the total number of Shares validly tendered (and not validly withdrawn) by all tendering shareholders at or below the purchase price, and the price or prices at which you direct the Trustee to tender your Shares. If you tender all of your Plan Shares at a price above the purchase price determined by Casey’s pursuant to the Casey’s Offer terms and conditions, Casey’s will not purchase any of your Plan Shares. If you tender some or all of your Plan Shares at or below the purchase price, then Casey’s will purchase some or all of the Plan Shares you tender subject to the proration provisions of the Casey’s Offer. See Q&A #1 for a description of how the proration process works.

Please note that the KSOP is prohibited by law from selling Plan Shares to Casey’s for a price that is less than the prevailing market price of Casey’s common stock. Accordingly, if you elect to tender Plan Shares at a price that is lower than the closing price of Casey’s common stock on the date the Casey’s Offer expires, the tender price you elect will be deemed to have been increased to the closest tender price that is not less than the closing price of Casey’s common stock on the NASDAQ Global Select Market on the date the Casey’s Offer expires. This could result in none of your Plan Shares being accepted for purchase by Casey’s. Similarly, if you elect to maximize the chance of having Casey’s purchase Shares by instructing the Trustee to tender by checking box 2 of the Instruction Form and writing a percentage on one of the “% at TBD” lines (or by giving equivalent instructions via the Internet or by telephone) and the closing price of Casey’s common stock on the NASDAQ Global Select Market on the date the Casey’s Offer expires is within the range of prices set forth on the Instruction Form, the tender price you elect will be deemed to have been increased to the closest tender price that is not less than the closing price of Casey’s common stock on the NASDAQ Global Select Market on the date the Casey’s Offer expires. If the closing price of Casey’s common stock on the date the Casey’s Offer expires is greater than the maximum price available in the Casey’s Offer, none of the Plan Shares will be tendered and your tender will be deemed to have been withdrawn.

Plan Shares held in your KSOP account that are tendered but not purchased by Casey’s will remain in your KSOP account as if nothing had happened, subject to the rules and provisions governing the KSOP.

17.	What if I have questions about the Casey’s Offer relating to the KSOP?

Please contact MacKenzie Partners, Inc., the Information Agent for the Casey’s Offer, toll-free, at (800) 322-2885 or, collect, at (212) 929-5500.

18.	How will I know if Casey’s has purchased my Plan Shares?

The purchase will be reflected in your KSOP account as a transfer of the tendered Plan Shares, with the tender proceeds going into the Applicable Principal LifeTime portfolio (based on your current age). The tender proceeds will not be in your account until six (6) to ten (10) business days after the Casey’s Offer expires. You will receive a confirmation statement in the mail five (5) to seven (7) business days after this exchange takes place in your KSOP account. The statement you receive will set forth the number of Plan Shares purchased in the Casey’s Offer, the price you received for those Shares and the market value of those Shares.

OPERATION OF THE KSOP DURING THE OFFER

19.	What happens to contributions to my KSOP account that are made after July 29, 2010?

Contributions made to your KSOP account after July 29, 2010 will be allocated as usual, in accordance with the sources of the contributions and, where applicable, your investment directions in effect at the time of your contribution, including any direction to invest such contributions in Plan Shares. Although the contributions will continue to be allocated during the Casey’s Offer, only the Plan Shares in your KSOP account on August 18, 2010 at 5:00 p.m., New York City time, will be subject to the Casey’s Offer, unless the Casey’s Offer is extended, in which case only the Plan Shares in your KSOP account at 5:00 p.m., New York City time, on the date that is five (5) business days before the new expiration date will be subject to the Casey’s Offer.

20.	How will my KSOP account be affected by the Casey’s Offer?

You will be temporarily unable to conduct certain KSOP transactions involving Plan Shares in your KSOP account that you have instructed the Trustee to tender in the Casey’s Offer. These limitations are described in the section of the Letter from Principal Trust Company entitled “Important Note on KSOP Restricted Period”. The Restricted Period will begin with respect to Plan Shares that you have instructed the Trustee to tender in the Casey’s Offer on the business day immediately following the date the Trustee’s Agent receives such instructions and will continue until the earlier of such time as: (i) you revoke your tender instructions in writing, (ii) the Casey’s Offer is terminated and all Plan Shares tendered into the Casey’s Offer are returned to the Trustee or (iii) the Casey’s Offer is consummated and the Plan Shares tendered into the Casey’s Offer are purchased by the Company. Please read the section of the Letter from Principal Trust Company entitled “Important Note on KSOP Restricted Period” above and evaluate the appropriateness of your current investment decisions in light of these limitations.

21.	What happens if I request a distribution, withdrawal or transfer following the announcement of the Casey’s Offer but before I instruct the Trustee to tender my Plan Shares?

Distributions and withdrawals from the KSOP and transfers into or out of your KSOP account will be processed in accordance with normal procedures except for Plan Shares that you have instructed the Trustee to tender into the Casey’s Offer, which are subject to the Restricted Period. Plan Shares that are not tendered into the Casey’s Offer are not subject to the Restricted Period, and you may continue to request distributions, withdrawals or reallocations with respect to such Plan Shares. However, as indicated above, no transactions involving your Plan Shares subject to the Restricted Period may occur.

22.	Will I be taxed on any proceeds received in 2010 from the Shares that I tender from my KSOP account?

No. Because tender proceeds received from Plan Shares will be received by and held in your KSOP, they will not be subject to current income taxes.

REINVESTMENT OF OFFER PROCEEDS

23.	How will the KSOP invest the proceeds received from the Plan Shares that are tendered?

If you have directed the Trustee to tender any Plan Shares held by the Trustee for your benefit, the tender proceeds will be transferred to the Applicable Principal LifeTime portfolio (based on your current age) six (6) to ten (10) business days after the Casey’s Offer expires and the Shares are accepted for payment. Once the proceeds are in your account, you will be able to move such tender proceeds at your own discretion to other investment funds of your choosing within the KSOP.

CERTAIN TAX INFORMATION

Special tax rules apply to certain distributions from a KSOP account that consist, in whole or in part, of Shares. Generally, taxation of net unrealized appreciation (“NUA”), an amount equal to the excess of the value of such Shares at distribution over the cost or other basis of such Shares (limited, in the case of distributions that do not qualify for lump sum treatment, to Shares deemed purchased by nondeductible employee contributions), will be deferred until the Shares are sold, or otherwise disposed of in a taxable transaction, following distribution. Moreover, if Shares are disposed of before a distribution, as would be the case in the Casey’s Offer, and the proceeds of such disposition are reinvested in Plan Shares within 90 days of the disposition, the cost or other basis of such newly acquired Plan Shares for NUA purposes will generally be the cost or other basis of the tendered Plan Shares.

On the other hand, if the cash proceeds receivable upon the tender of Plan Shares are not reinvested in Plan Shares within 90 days of the disposition of the tendered Plan Shares, the opportunity to retain for NUA purposes the cost or other basis of the tendered Plan Shares, and the tax-deferral treatment of the NUA calculated in reference to such basis, will be lost.